Exhibit 10.23

AMENDMENT NO.9, dated as of February 13, 2012, to that Employment Agreement dated October 22, 2004 (as previously amended, the “Agreement”) by and between JOHN SWIDER (“Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the dates written below, the Agreement is hereby amended as follows:

1. Paragraph 4 of the Agreement is hereby deleted and the following substituted therefore:

Bonus. With respect to each full fiscal year during Executive’s employment with the Company, effective FY12, Executive shall be eligible to earn an annual Bonus (the “Bonus”) based on the below (as measured by approved annual budgeted EBITDA, approved by the Board of Directors). Such Bonus, if any, shall be payable as listed below, but in no event later than March 15 of the calendar year following the calendar year in which the fiscal year ends. The bonus plan targets shall be subject to change each fiscal year at the discretion of the Chairman/CEO of the Company.

Fiscal Year	Target Bonus	Performance Measure	Payable
FY2012	$225,000.00	EBITDA of DSI**	Annual
FY2013	$125,000.00	EBITDA of DSI**	Annual

Each calendar quarter in FY2012, Executive will receive an advance of the Target Bonus set forth above, calculated at 50% of the Target Bonus (Executive will not be obligated to repay the advance unless directed otherwise in the discretion of the President/CEO of the Company). Executive will receive on/or about February 13, 2012, a payment in the amount $112,500.00 (One Hundred Twelve Thousand Dollars and Zero Cents—Gross), less required/elected deductions and withholdings. This payment will represent full and the following : 1) holdback payment for Qtr 1. 2) Holdback payment for Qtr 2, and 3) full quarterly amount for Qtr 3. The only payment remaining, if earned is for Qtr 4. The maximum FY12 incentive payable remains at $225,000.00 (Two Hundred Twenty Five Thousand and Zero Cents).

Each calendar quarter in FY2013, Executive will receive an advance of the Target Bonus set forth above, calculated at 100% of the Target Bonus (Executive will not be obligated to repay the advance unless directed otherwise in the discretion of the President/CEO of the Company). At the end of each fiscal year, any amount due to executive above the advance paid, if any, will be paid when other bonus are paid to similar executives at the Company (typically within 90 days of the close of the fiscal year).

**	EBITDA of DSI is the fiscal year budgeted amount approved by the Board of Directors of the Company.

Except as expressly modified in this Agreement No. 9 and another other previous amendments, all other terms and conditions of the Agreement shall remain in full force and effective.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 9 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/ Daniel Rotstein
Name:	Rotstein Daniel
Title:	EVP-HR/Admin

AGREED AND ACCEPTED

/s/ John Swider	2/13/2012
John Swider